Exhibit 5.1

December 18, 2006

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Re:	BlackRock, Inc., BlackRock Holdco 2, Inc.
2.625% Convertible Debentures due 2035

Ladies and Gentlemen:

We have acted as special counsel to BlackRock, Inc., a Delaware corporation, formerly New BlackRock, Inc. (the “Company”), and BlackRock Holdco 2, Inc., a Delaware corporation, formerly BlackRock, Inc. (“Holdco”), in connection with the public offering by certain selling securityholders of $52,147,000 aggregate principal amount of 2.625% Convertible Debentures due 2035 (the “Debentures”) issued under the Indenture referred to below.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement on Form S-3 relating to the Debentures to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”);

(ii) an executed copy of the Indenture, dated as of February 23, 2005 (the “Original Indenture”), between the Company and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”) as amended by the First Supplemental Indenture, dated as of September 29, 2006 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) among the Company, Holdco and the Trustee pursuant to which, among other things, the Company became a co-obligor with respect to the Debentures;

BlackRock, Inc.

December 18, 2006

(iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect;

(iv) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect;

(v) the Amended and Restated Certificate of Incorporation of Holdco, as amended to date and currently in effect;

(vi) the Amended and Restated By-Laws of Holdco, as amended to date and currently in effect;

(vii) certain resolutions adopted by the Board of Directors of the Company and Holdco relating to the issuance and sale of the Debentures by Holdco, assumption of the Debentures by the Company and related matters;

(viii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement;

(ix) an executed global note representing the Debentures authenticated by the Trustee; and

(x) a specimen certificate evidencing the Company’s common stock, par value $0.01 per share (the “Common Stock”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Holdco and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and Holdco and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company and Holdco, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such

BlackRock, Inc.

December 18, 2006

documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and Holdco and others and of public officials.

Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Indenture and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(b) in rendering the opinion set forth in paragraph 2 below, we have assumed that the certificates evidencing the Conversion Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Debentures have been duly authorized and are valid and binding obligations of the Company and Holdco, enforceable against the Company and Holdco in accordance with their terms;

2. The shares of Common Stock initially issuable upon conversion of the Debentures pursuant to the Indenture (the “Conversion Shares”) have been duly authorized for issuance and, when issued upon conversion of the Debentures in

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December 18, 2006

accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP